EXHIBIT 21

Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Organization	Percent of Common Stock Owned
AMCORE Bank, N.A.	United States	100%

AMCORE Investment Group, N.A.	United States	100%

AMCORE Consumer Finance Company, Inc.	Nevada	100%

AMCORE Capital Trust I	Delaware	100%

Central States Title Company, Inc.	Illinois	100%

ARP Holdings, LLC	Delaware	100%

AMCORE Mortgage, Inc.	Nevada	100%

AFI Nevada, Inc.	Nevada	100%

Property Exchange Company	Illinois	100%

AMCORE Investment Services, Inc.	Illinois	100%

Investors Management Group, Ltd.	Iowa	100%

AMCORE Real Properties, LLC	Delaware	100%